UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective April 7, 2017, the Alfred E. Mann Living Trust (“Mann Trust”) sold an aggregate of 6,644,991 shares of Second Sight (“Company”) common stock and warrants to purchase an additional 360,000 shares of common stock to a group of individual private investors. Gregg G. Williams, who is a member of the Company’s Board of Directors and the Company’s largest shareholder, acquired 4,000,000 of these shares and 216,705 of these warrants through the Gregg G. Williams 2006 Trust, of which Mr. Williams is the sole trustee. The Company believes that the securities sold in this transaction represent the Mann Trust’s total remaining holdings of the Company’s securities as of the transaction’s effective date.

The Mann Trust was established by Alfred E. Mann, the Company’s late co-founder and Chairman. Mr. Williams’s father, Sam Williams, was also a co-founder of the Company.

As a result of this transaction Mr. Williams may be deemed to be the beneficial owner of 19,367,848 shares of the Company’s common stock, or 34% of the Company’s outstanding common shares. Included in these holdings are 6,802,721 shares of common stock that Mr. Williams acquired in the Company’s rights offering that closed on March 14, 2017. In addition to these shares, Mr. Williams owns warrants to purchase 7,474,347 shares of the Company’s common stock, including (i) 6,802,721 warrants exercisable at $1.47 per share acquired by Mr. Williams in the recent rights offering, (ii) 214,921 warrants, exercisable at $5.00 per share, that were acquired in or around July 2012, (iii) 240,000 warrants exercisable at $5.00 per share, that were acquired in or about February 2013, and (iv) 216,705 warrants, exercisable at $5.00 per share, acquired from the Mann Trust as of April 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2017

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer

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